EXHIBIT 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Tom Paulson	Kathryn Lovik
Vice President and Chief Financial Officer	Director, Communications
763-540-1204	763-540-1212

Tennant Company Closes Acquisition of Green Machines®

Outdoor Equipment Manufacturer;

Applied Sweepers Complements Tennant’s Outdoor Strategy

MINNEAPOLIS, Minn., Feb. 29, 2008—Tennant Company (NYSE: TNC), a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world, today announced that it has completed its acquisition of Applied Sweepers, maker of Green Machines brand cleaning equipment. Tennant Company announced on February 15th that the two companies had signed a purchase agreement for a deal valued at approximately $68 million (USD).

Applied Sweepers, a privately-held company based in Falkirk, Scotland, with 2007 revenues of roughly $40 million (USD), is recognized as the leading manufacturer of sub-compact outdoor sweeping machines in the United Kingdom (UK) and operates subsidiaries in the United States, France and Germany. Applied Sweepers is the leading supplier of smaller sweepers used for city cleaning to municipalities across the UK and sells through a broad distribution network around the world.

Sold under the brand name “Green Machines,” Applied Sweepers’ products come in three ranges and are used in city cleaning applications such as sweeping pavements, pedestrian areas, streets and alleyways. Tennant Company previously said that this series of city cleaning products complements the company’s current outdoor offerings, particularly in Europe, and will enhance Tennant Company’s ability to offer a broader set of solutions to customers worldwide.

This acquisition, combined with its 2006 acquisition of Hofmans Machinefabriek in The Netherlands, provides Tennant Company greater access to the worldwide outdoor cleaning market which is estimated to be $500 million and will provide opportunities to further leverage both companies’ existing sales and service capabilities throughout the world.

About Tennant Company

Minneapolis-based Tennant Company (NYSE: TNC) is a world leader in designing, manufacturing and marketing environmental cleaning solutions that help create a cleaner, safer world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; and coatings for protecting, repairing and upgrading concrete floors. Tennant Company’s global field service network is the most extensive in the industry. Tennant Company has manufacturing operations in Minneapolis, Minn.; Holland, Mich.; Uden, The Netherlands; Northampton, United Kingdom; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit www.tennantco.com.

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About Applied Sweepers

Since its establishment in 1965, Applied Sweepers has specialized in the design, manufacture, sales and after-sale service and support of smaller sweeping machines to sweep downtown areas, sidewalks, and other congested outdoor areas beyond the reach of larger, more traditional street sweepers. Employing more than 170 employees in the UK, France, the U.S. and Germany, the company sells through a combination of direct and distributor networks.

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